Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Arizona Dividend Advantage Municipal Fund 3
333-92290
811-21157


The annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization and the election of Board Members. The meeting was subsequently adjourned to November 16, 2012 and then to December 14, 2012 and additionally adjourned to January 24, 2013, February 8, 2013 and March 11,
2013.

Voting results for March 11, 2013 are as follows:

    Common and Preferred
 shares voting together as a class
     Preferred
 Shares
To approve an Agreement and Plan of
Reorganization.


   For
            2,840,957
       1,129,549
   Against
               194,422
            56,900
   Abstain
               108,651
            25,000
   Broker Non-Votes
            1,412,030
          525,001
      Total
            4,556,060
       1,736,450



Proxy materials are herein
incorporated by reference
to the SEC filing on August 28,
2012, under
Conformed Submission Type
DEF N148C/A, accession
number 0001193125-12-372031.